UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act Of 1934

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Schwab Capital Trust
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JOINT INFORMATION STATEMENT

Schwab Capital Trust

Laudus Small-Cap MarketMasters Fund™

Laudus International MarketMasters Fund™

211 Main Street San Francisco, California 94105

February 15, 2012

Dear Shareholder,

We are pleased to inform you that Charles Schwab Investment Management, Inc. (“CSIM”) has entered into a new investment sub-advisory agreement on behalf of each of the Laudus Small-Cap MarketMasters Fund and Laudus International MarketMasters Fund (each a “Fund” and collectively, the “Funds”), each a series of Schwab Capital Trust (the “Trust”), with Mellon Capital Management Corporation (“Mellon Capital”).

At the recommendation of CSIM, during a meeting held on December 8, 2011, the Trust’s Board of Trustees (the “Board” or “Trustees”) approved the appointment of Mellon Capital as a new investment manager to advise a separate portion of each of the Funds’ portfolios. Mellon Capital began managing a portion of each Fund’s portfolio on or around January 25, 2012.

At the same time the Board approved the hiring of Mellon Capital as a new investment manager, the Board approved the termination of TCW Investment Management Company and Tocqueville Asset Management LP as investment managers to the Laudus Small-Cap MarketMasters Fund.

This Joint Information Statement is being provided to shareholders of the Laudus MarketMasters Funds in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Funds received from the Securities and Exchange Commission (“SEC”). Please take a moment to read the enclosed Joint Information Statement that describes the changes discussed above.

This Joint Information Statement is for informational purposes only and no action is required on your part.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Background of Transaction

Subject to oversight by the Fund’s Board, CSIM acts as “manager-of-managers” for the Funds and has overall responsibility for the management of the Funds. In connection with its duties as the manager-of-managers, CSIM allocates portions of the Funds’ assets to several investment managers (each a “sub-adviser” or “investment manager”), who manage their respective portions under the general supervision of CSIM. CSIM reviews and evaluates the Trust’s investment managers on an ongoing basis.

As described in more detail under the “Additional Information About SEC Exemptive Order” section below, the Funds and CSIM have received exemptive relief from the SEC to permit CSIM and the Funds to hire or terminate investment managers without shareholder approval, subject to certain conditions. At a meeting held on December 8, 2011, and pursuant to CSIM’s recommendation, the Board approved Mellon Capital as a new investment manager for the Funds and approved a corresponding investment sub-advisory agreement between CSIM and Mellon Capital (the “New Sub-Advisory Agreement”). Mellon Capital began managing a portion of the Funds’ assets on or around January 25, 2012.

At the same time that the Board approved the hiring of Mellon Capital as a new investment manager, the Board approved the termination of TCW Investment Management Company and Tocqueville Asset Management LP as investment managers to the Laudus Small-Cap MarketMasters Fund. These terminations became effective on December 9, 2011.

The following table identifies the Funds’ current investment managers, their areas of focus and approximate asset allocation as of January 31, 2012.

Laudus Small-Cap MarketMasters Fund

Investment manager	Investment style	Allocation of net assets (%)
Mellon Capital Management Corp.	Small-cap blend	9.29%*
Neuberger Berman Management LLC	Small-cap growth	24.83%
TAMRO Capital Partners LLC	Small-cap blend	61.52%

Laudus International MarketMasters Funds

Investment manager	Investment style	Allocation of net assets (%)
American Century Investment Management, Inc.	International small-/mid-cap growth	18.70%
Harris Associates L.P.	International large-cap value	20.02%
Mellon Capital Management Corp.	International blend	9.73%*
Mondrian Investment Partners Limited	International small-cap value	21.86%
WHV Investment Management**/Hirayama Investments LLC	International large-cap growth	10.88%
William Blair & Company LLC	International multi-cap growth	17.89%

*	Mellon Capital began managing Fund assets on or around January 25, 2012.

**	WHV Investment Management was formerly known as Wentworth, Hauser and Violich, Inc.

New Sub-Advisory Agreement

The Trustees approved the New Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Mellon Capital. The material factors considered by the Trustees in approving the New Sub-Advisory Agreement are set forth below under the “Trustees’ Considerations” section. The terms of the New Sub-Advisory Agreement are substantially similar to those of each existing Sub-Advisory Agreement with the Funds’ other investment managers. Some of the terms and conditions of the New Sub-Advisory Agreement are summarized below.

Duties of Mellon Capital.    Subject to the supervision of the Trust, the Trustees and CSIM, Mellon Capital is responsible for managing the investment and reinvestment of the Managed Assets and for determining, in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. For purposes of the New Sub-Advisory Agreement, “Managed Assets” refers to the portion of the Fund that may be allocated by CSIM for management by Mellon Capital from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets.

In performing its duties and obligations under the New Sub-Advisory Agreement, Mellon Capital is not permitted to consult with any other investment manager to a Fund concerning the Managed Assets, except to the extent permitted under the Investment Company Act of 1940, as amended (the “1940 Act”), or any rule, regulation or order thereunder. Mellon Capital is required to use the same skill and care in providing the services to a Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities.

Mellon Capital is not responsible for providing investment advice to any other portion of a Fund not allocated to Mellon Capital for management, or, unless CSIM provides written instructions to the contrary, for reviewing the proxy solicitation materials and exercising voting rights associated with securities compromising the Managed Assets.

Mellon Capital is required to assist the Trust, the Fund’s distributor and CSIM, as may be reasonably requested by such parties, which may include, but is not limited to: participation in meetings, conferences and educational events; review of materials related to the Funds that include reference to Mellon Capital; and providing certain other materials or data to CSIM.

Mellon Capital will provide advice about the fair value of securities of the Managed Assets, when requested by CSIM. However, the Funds are responsible for any fair value pricing determinations.

Mellon Capital must fulfill its duties pursuant to the New Sub-Advisory Agreement in compliance with (i) such policies as the Trust, the Trustees and CSIM may from time to time establish; (ii) the Fund’s Prospectus and Statement of Additional Information; (iii) the provisions of the 1940 Act applicable to Mellon Capital; (iv) the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (v) to the extent CSIM notifies Mellon Capital, any exemptive or other relief granted by the SEC; and (vi) any other federal laws applicable to Mellon Capital. Mellon Capital shall not be responsible for the Trust’s or the Fund’s compliance with the 1940 Act or any other laws applicable to the Trust or the Fund (including the Managed Assets); provided however, CSIM may direct Mellon Capital in writing to take certain actions for compliance with the 1940 Act or any other applicable law.

Mellon Capital will perform these duties at its own expense, and will furnish all the office space, furnishings and equipment and the personnel that Mellon Capital requires to perform its duties under the New Sub-Advisory Agreement. Mellon Capital is not required to pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

Portfolio Transactions.    Subject to certain conditions, Mellon Capital is authorized to select brokers or dealers to execute the purchases and sales of portfolio securities and other property for the Funds and to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). In effecting transactions for the Funds and selecting brokers or dealers, Mellon Capital is required to use its best efforts to seek on behalf of the Funds the best overall terms available. Mellon Capital is permitted to aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Mellon Capital.

Compensation of Mellon Capital.    As compensation for its services to the Funds under the New Sub-Advisory Agreement and expenses incurred in performing such services, Mellon Capital is entitled to receive fees from CSIM (not the Funds), based on a percentage of the average daily value of the portion of Fund assets allocated to Mellon Capital. Accordingly, the appointment of Mellon Capital as investment manager to the Funds does not affect the management fees paid by a Funds or their shareholders.

The following table shows the aggregate sub-advisory fees paid by CSIM to the Funds’ unaffiliated investment managers, in the aggregate, during the Funds’ most recent fiscal year ended October 31, 2011.

Fund	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers in Dollars	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers as a % of Average Net Assets of the Fund
Laudus Small-Cap MarketMasters Fund	$1,824,326	0.57%
Laudus International MarketMasters Fund	$11,263,373	0.62%

Limitation of Liability of Mellon Capital.    The New Sub-Advisory Agreement provides that Mellon Capital shall not be liable for any claims, liabilities, damages, costs or losses (collectively, “Claims”) arising out of the New Sub-Advisory Agreement, except to the extent such Claims arise out of: (i) Mellon Capital’s negligence, bad faith or willful misfeasance; or (ii) Mellon Capital’s material breach of the New Sub-Advisory Agreement.

Indemnification.    The New Sub-Advisory Agreement provides that Mellon Capital will indemnify and hold harmless the Trust, the Trustees and CSIM, their affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement to the extent such Claims arise out of: (i) Mellon Capital’s negligence, bad faith or willful misfeasance; or (ii) Mellon Capital’s material breach of the New Sub-Advisory Agreement. The New Sub-Advisory Agreement also provides that CSIM will indemnify and hold harmless Mellon Capital, its affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement except to the extent such Claims arise out of: (i) Mellon Capital’s negligence, bad faith or willful misfeasance; or (ii) Mellon Capital’s material breach of the New Sub-Advisory Agreement.

Duration and Termination.    The New Sub-Advisory Agreement initially continues in effect for a period of two years after its effective date and will continue thereafter for successive one-year periods, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that in the event that the shareholders of a Fund fail to so approve the New Sub-Advisory Agreement, Mellon Capital may continue to serve in the manner and to the extent permitted by the 1940 Act.

The New Sub-Advisory Agreement provides for termination, without cause and without payment of any penalty by the Trust, the Trustees or CSIM, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to Mellon Capital, or by CSIM upon 90 days’ written notice to Mellon Capital. In addition, the New Sub-Advisory Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by the Trust, the Trustees and CSIM, upon written notice to Mellon Capital. The New Sub-Advisory Agreement provides that it may not be terminated by Mellon Capital prior to two years from date of execution. Thereafter, the New Sub-Advisory Agreement may be terminated by Mellon Capital at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

The New Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the 1940 Act, or in the event of the termination of the Investment Advisory and Administration Agreement between CSIM and the Trust (the “Management Agreement”).

Investment Strategies of Mellon Capital

In managing its portion of the Laudus Small-Cap MarketMasters Fund, Mellon Capital seeks to track the returns of the Russell 2000 Index. The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which is made up of 3,000 of the biggest U.S. stocks. Mellon Capital’s experienced team of portfolio managers seeks to execute on this strategy by employing a risk-controlled, cost-effective approach. Specifically, in managing their allocation from the Fund, the portfolio managers intend to employ a full index replication approach for assets greater than $50 million, and index sampling where assets allocated to Mellon Capital fall below $50 million.

In managing its portion of the Laudus International MarketMasters Fund, Mellon Capital seeks to track the returns of the MSCI-EAFE Index. This index is a free float-adjusted market capitalization index that is designed to measure market equity performance in 22 developed market countries, excluding the U.S. and Canada. Mellon Capital’s experienced team of portfolio managers seek to execute on this strategy by employing a risk-controlled, cost-effective approach. Specifically, in managing their allocation from the Fund, the portfolio managers intend to employ a full index replication approach for assets greater than $50 million, and index sampling where assets allocated to Mellon Capital fall below $50 million.

When trading in the open market, Mellon Capital employs a strategic trading approach to minimize transaction costs and preserve value. This approach allows the portfolio managers to minimize market impact by trading small blocks and to take advantage of any favorable movement of the stock price when other managers move into and out of the market.

Furthermore, when index composition changes as a result of corporate actions, Mellon Capital’s portfolio managers screen all potential trades against a list of securities that have pending corporate action activities and evaluate the terms of the corporate action to determine whether the security should be traded or omitted from the trade. The economic value of the alternatives is thoroughly analyzed to maximize the value of client portfolios.

Additionally, when portfolio managers anticipate upcoming changes to the composition of an index, they use dividend cash flows to fund shares purchases to the extent possible. Mellon Capital continually looks for opportunities to allocate cash inflows towards expected index constituent changes in order to minimize transaction costs.

Trustees’ Considerations

At a meeting of the Board (the “Board” or “Trustees”, as appropriate) held on December 8, 2011, CSIM recommended, and the Trustees, including each of the trustees who are not interested persons of the Trust (“Independent Trustees”), approved the New Sub-Advisory Agreement pursuant to which Mellon Capital is appointed as a sub-adviser (“investment manager” or “sub-adviser”) to each of Laudus Small-Cap MarketMasters Fund and Laudus International MarketMasters Fund (each, a “Fund” and together, the “Funds”).

The Board was provided with detailed materials related to Mellon Capital in advance of and at the meeting. The materials included, but were not limited to, information about Mellon Capital’s (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (f) compliance systems; (g) policies on and compliance procedures for personal securities transactions; (h) reputation, expertise and resources in managing to an index; (i) performance compared with similar advisers; and (j) performance with respect to similar accounts managed by Mellon Capital. In addition, the Board was provided with information about the level of the sub-advisory fees to be paid to Mellon Capital, and comparable fees paid to Mellon Capital for managing similar accounts. The Independent Trustees received advice from independent counsel to the Independent Trustees, including a memorandum regarding the responsibilities of Trustees for the approval of the New Sub-Advisory Agreement. The proposed appointment of Mellon Capital was first reviewed and discussed in the Investment Oversight Committee of the Board (the “Committee”). Following such discussion, the Committee recommended the New Sub-Advisory Agreement to the Board for approval.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered a variety of specific factors, including:

1.	the nature, extent and quality of the services to be provided to the Funds under the New Sub-Advisory Agreement, including the resources of Mellon Capital to be dedicated to the Funds;

2.	Mellon Capital’s investment performance in providing similar sub-advisory services with respect to similar accounts;

3.	each Fund’s expenses and how those expenses would be impacted by the hiring of Mellon Capital;

4.	the profitability of CSIM and its affiliates, including Charles Schwab & Co., Inc. (“Schwab”), with respect to each Fund, including both direct and indirect benefits accruing to CSIM and its affiliates; and

5.	the extent to which economies of scale may be realized as the Funds grow and whether fee levels in the New Sub-Advisory Agreement reflect the economies of scale for the benefit of Fund investors.

Nature, Extent and Quality of Services.    The Board considered the nature, extent and quality of the sub-advisory services to be provided by Mellon Capital to the Funds and the resources it will dedicate to the Funds. In this regard, the Trustees considered the information provided by Mellon Capital with respect to its history, reputation, expertise, qualifications of its personnel, and experience in managing the type of strategies for which Mellon Capital was being engaged. The Board also considered reports regarding the search process undertaken by CSIM that led to the identification of Mellon Capital by CSIM as a well-qualified sub-adviser to the Funds with an investment style consistent with the Funds’ investment objectives and strategies and CSIM’s desired risk/return profile. The Trustees also considered the Trust’s Chief Compliance Officer’s evaluation of Mellon Capital’s compliance program and the recommended compliance monitoring program for Mellon Capital. Following such evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by Mellon Capital to the Funds and the resources of Mellon Capital to be dedicated to the Funds supported approval of the New Sub-Advisory Agreement with respect to the Funds.

Investment Performance.    The Board considered Mellon Capital’s investment performance in determining whether to approve the New Sub-Advisory Agreement with respect to the Funds. Specifically, the Trustees considered Mellon Capital’s tracking error relative to appropriate benchmarks as well as its overall relative performance in providing investment advisory services to similar accounts. Following such evaluation, the Board concluded, within the context of its full deliberations, that the investment performance of Mellon Capital supported approval of the New Sub-Advisory Agreement with respect to the Funds.

Fund Expenses.    With respect to the Funds’ expenses, the Trustees considered the rate of compensation to be paid under the New Sub-Advisory Agreement, and each Fund’s net operating expense ratio. When considering the fees to be paid to Mellon Capital, the Trustees took into account the fact that Mellon Capital will be compensated by CSIM, and not by the Funds directly, and that the fees paid to Mellon Capital would not impact the fees paid by the Funds. The Trustees also considered fees charged by Mellon Capital to comparable accounts, such as separately managed accounts. Finally, the Board considered CSIM’s statements that the fees to be paid to Mellon Capital are reasonable in light of the anticipated quality of services to be provided by Mellon Capital. Following such evaluation, the Board concluded, within the context of its full deliberations, that the fees to be paid to Mellon Capital are reasonable and supported approval of the New Sub-Advisory Agreement with respect to the Funds.

Profitability.    With respect to the profitability of CSIM, the Trustees considered projected profitability to CSIM before and after the appointment of Mellon Capital as a new sub-adviser. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the expected profitability of CSIM supported approval of the New Sub-Advisory Agreement with respect to the Funds. With respect to Mellon Capital, no historical information regarding the profitability of its relationship to the Funds was available. The Trustees took into account, however, the facts that Mellon Capital will be compensated by CSIM, and not by the Funds directly, and that the compensation paid to Mellon Capital reflects an arms-length negotiation between CSIM and Mellon Capital, which are unaffiliated with each other.

Economies of Scale.    The Board considered the existence of any economies of scale and whether those are passed along to a Fund’s shareholders through a graduated investment advisory fee schedule or other means, including any fee waivers by CSIM and its affiliates. In connection with its evaluation, the Board took into account the fact that the existing contractual investment advisory fee schedules and the proposed sub-advisory fee schedules relating to the Funds include lower fees at higher graduated asset levels. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Funds obtain reasonable benefit from economies of scale.

In the course of their deliberations, the Trustees did not identify any particular information or factor that was all important or controlling. Based on the Trustees’ deliberation and their evaluation of the information described above, the Board, including each of the Independent Trustees, approved the New Sub-Advisory Agreement with respect to the Funds for an initial two-year term and concluded that the compensation under the New Sub-Advisory Agreement with respect to the Funds is fair and reasonable in light of such services.

Additional Information about SEC Exemptive Order

The Funds and CSIM have received exemptive relief from the SEC to permit CSIM and the Funds to hire or terminate investment managers without shareholder approval, subject to certain conditions. One of the conditions requires approval by the Trustees before any such hiring is implemented. In addition, within 90 days of the hiring of any new investment manager, CSIM must furnish shareholders of the affected fund with an information statement describing the new investment manager. The exemptive order currently prohibits CSIM from entering into sub-advisory agreements with affiliates of the investment adviser without shareholder approval.

Additional Information about Schwab Capital Trust and CSIM

Schwab Capital Trust is an open-end investment management company organized as a Massachusetts business trust on May 7, 1993.

CSIM, a wholly owned subsidiary of The Charles Schwab Corporation, 211 Main Street, San Francisco CA 94105, serves as the Funds’ investment adviser and administrator pursuant to the Management Agreement between it and the Trust.

Additional Information about Mellon Capital

Mellon Capital is located at 50 Fremont Street, Suite 3900, San Francisco, CA 94105. Mellon Capital is a Delaware Corporation. Mellon Capital was founded in 1983, and is a wholly owned, indirect subsidiary of the Bank of New York Mellon Corporation (“BNY Mellon”) located at One Wall Street, New York, NY 10286. Mellon Capital is directly owned by MBC Investment Corporation. Karen Wong, Richard Brown and Thomas Durante are primarily responsible for the day-to-day management of the Managed Assets.

The principal executive officers and directors of Mellon Capital, as of the date of this document, are set forth below. The address of each person below, as it relates to his or her duties with Mellon Capital, is the address of Mellon Capital listed above.

Name and Address	Position and Principal Occupation with Mellon Capital

Gabriela Franco Parcella	Chief Executive Officer

Alexander C. Huberts, CFA	President, Investments and Finance

Charles J. Jacklin	Chairman

Thomas F. Loeb	Chairman Emeritus & Co-Founder

William L. Fouse, CFA	Chairman Emeritus & Co-Founder

Linda Lillard	Executive Vice President, Chief Operating Officer

Vikas Oswal, CFA	Executive Vice President, Chief Investment Strategist

Richard K. Watson Jr.	Executive Vice President and Global Head of Distribution

Jeff Zhang, CFA	Executive Vice President, Chief Investment Officer, Active Strategies

No officer or Trustee of the Fund is a director, officer or employee of Mellon Capital. No officer or Trustee of the Funds, through the ownership of securities or otherwise, has any other material direct or indirect interest in Mellon Capital or any other person controlling, controlled by or under common control with Mellon Capital.

Since the beginning of the most recently completed fiscal year, none of the Trustees of the Funds has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Mellon Capital or any of its affiliates was or is to be a party.

Additional Information about the Funds’ Affiliates

During the Funds’ fiscal year ended October 31, 2011, the Funds paid no commissions to brokers affiliated with CSIM. During that same time period, the Laudus MarketMasters Small-Cap Fund paid no commissions to brokers affiliated with any investment manager. With respect to the Laudus International MarketMasters Fund, the Fund paid commissions to one or more brokerage subsidiaries of J.P. Morgan Chase & Co., Inc. (“JPMC”), which was, at the time the commissions were paid, an affiliate of American Century Investment Management, Inc. (“ACIM”), an investment manager to the Fund. Specifically, the Fund paid brokerage commissions to one or more brokerage subsidiaries of JPMC of approximately $31,017. The Fund also paid fees to a brokerage subsidiary of JPMC for purchases of equity securities underwritten by JPMC or its affiliate of approximately $5,064. In total, commissions paid to subsidiaries of JPMC comprised approximately 1% of the Fund’s aggregate brokerage commissions during that period. Effective September 1, 2011, JPMC no longer has any ownership stake in ACIM’s parent company and it and its subsidiaries are no longer considered affiliates of ACIM.

The Funds have entered into arms’ length, commercial agreements with affiliated persons of investment managers, including affiliated persons of Mellon Capital, to provide services to the Funds. These arrangements and the services provided thereunder will continue to be provided following the approval of the New Sub-Advisory Agreement.

Share Ownership Information

As of February 1, 2012, the shares outstanding for the Funds were as follows: Laudus International MarketMasters Fund—53,729,061.811 Select Shares and 36,152,065.934 Investor Shares; Laudus Small-Cap MarketMasters Fund—6,951,771.303 Select Shares and 4,995,572.246 Investor Shares.

As of February 1, 2012, outstanding shares of the Laudus International MarketMasters Fund were held of record in the following amounts: Charles Schwab & Co., Inc. held 45% of Select Shares and 88% of Investor Shares; National Financial Services LLC held 37% of Select Shares and 6% of Investor Shares; Kansas Post-Secondary Education Savings Program, Fund 694 held 6% of Select Shares; Kansas Post-Secondary Education Savings Program, Fund 695 held 6% of Select Shares. Within the Charles Schwab & Co., Inc. totals above, Charles Schwab Trust Company held 5% of Select Shares and 8% of Investor Shares for the benefit of its clients.

As of February 1, 2012, outstanding shares of the Laudus Small-Cap MarketMasters Fund were held of record in the following amounts: Charles Schwab & Co., Inc. held 87% of Select Shares and 96% of Investor Shares; National Financial Services LLC held 10% of Select Shares. Within the Charles Schwab & Co., Inc. totals above, Select Shares were held in beneficial ownership by the following: Schwab Target 2040 Fund, 18%; Schwab Target 2030 Fund, 17%; Schwab Balanced Fund, 11%; Schwab Target 2020 Fund, 10%; Schwab Target 2025 Fund, 5%.

Report to shareholders

For a free copy of the annual or semi-annual report, call Schwab at 1-800-435-4000. In addition, you may visit Laudus Funds’ web site at www.laudusfunds.com/prospectus for a free copy of a prospectus, SAI or an annual or semi-annual report.

Laudus MarketMasters Funds 811-07704

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